UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Cole Credit Property Trust III, Inc. (which may be referred to as the “Registrant,” the “Company,” “we,” “our,” and “us”) hereby amends the Current Report on Form 8-K filed on September 29, 2010 to provide information relating to our acquisition of the remaining 29 retail properties located throughout the United States as described in such Current Report.

Item 2.01                      Completion of Acquisition or Disposition of Assets

As previously reported in a Current Report on Form 8-K filed on September 17, 2010, our board of directors approved an agreement of purchase and sale of real estate (the “Purchase Agreement”) among Cole REIT III Operating Partnership, LP, a Delaware limited partnership, which is the operating partnership of the Company, and Albertson’s LLC (“Albertson’s”), a Delaware limited liability company, and certain of its wholly-owned entities (collectively the “Seller”).  None of the entities that comprise the Seller are affiliates of the Company or its advisor. Pursuant to the Purchase Agreement, as amended, the Company agreed to purchase 100% of the Seller’s interest in 32 retail properties, comprising 1.9 million square feet, located throughout the United States (collectively the “Albertson’s Properties”), for a gross purchase price of $266.0 million, exclusive of closing costs subject to certain criteria being met. The Albertson’s Properties are 100% occupied and leased to Albertson’s.

As previously reported in our Current Report on Form 8-K filed on September 29, 2010, the Company, through certain of its wholly owned subsidiaries, acquired three of the Albertson’s Properties comprising 168,000 square feet in Arizona, through a sale-leaseback transaction, for a gross purchase price of $23.9 million paid in cash, exclusive of closing costs.

On October 26, 2010, the Company, through certain of its wholly owned subsidiaries, acquired the remaining 29 of the Albertson’s Properties comprising 1.7 million square feet in Arizona, through a sale-leaseback transaction, for a gross purchase price of $242.1 million paid in cash, exclusive of closing costs. The acquisition was funded by net proceeds from the Company’s ongoing public offerings.  In connection with the acquisition, the Company paid an affiliate of Cole REIT Advisors III, LLC, the Company’s advisor, an acquisition fee of $4.8 million.

The Albertson’s Properties are subject to individual lease agreements with Albertson’s and have identical terms. Pursuant to the leases, Albertson’s is required to pay substantially all operating expenses in addition to base rent.  The aggregate current annual base rent is $19.1 million, or an average of $10.18 per square foot. The annual base rent under the leases increases every five years by 10% of the then-current annual base rent through the remainder of the initial lease terms, which expire on October 31, 2030.  Albertson’s has six options to renew the leases, beginning December 1, 2030, each for an additional five year term.  The annual base rent for the six option periods is the greater of the then-current annual base rent or 95% of the fair market rent, as agreed upon by the Company and Albertson’s pursuant to the terms of the leases on the renewal date.

In evaluating the Albertson’s Properties as potential acquisitions and determining the appropriate amount of consideration to be paid for the Company’s interests in the Albertson’s Properties, we considered a variety of factors, including property condition reports, unit-level store performance, property location, visibility and access, age of the property, physical condition and curb appeal, review of an independent third-party appraisal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including trade area population and average household income, neighborhood growth patterns and economic conditions, and the presence of demand generators.

Cole Realty Advisors, Inc., an affiliate of the Company, has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the Albertson’s Properties and will receive a property management fee of 2.0% of the monthly gross revenues from the Albertson’s Properties. The Company currently has no plans for any renovations, improvements or development of the Albertson’s Properties. The Company believes the Albertson’s Properties are adequately insured.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary